Exhibit 10.25
LEASE
     THIS LEASE (this “Lease”) is made and entered into on the 1st day of October, 2005, between Steve Lewis and Mike Mimms, hereinafter individually and collectively referred to as “Landlord,” and Professional Veterinary Products, Ltd., a Nebraska corporation, hereinafter referred to as “Tenant.”
     Section 1. LEASE AND AUTHORITY. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the premises located in the Building at 3473 U.S. Highway 60, Hereford, Texas (the “Premises”) which contain approximately 15,625 rentable square feet. The Premises are to be used and occupied by Tenant for storing and warehousing of veterinary products. “Building” shall refer to the building in which the Premises are located. Landlord owns the Building and Premises and has the right, title and authority to lease the Premises to Tenant.
     Section 2. TERM AND RENTAL. Unless sooner terminated under the provisions hereof, this Lease shall be and continue in full force for a term of five (5) years, commencing the 1st day of October, 2005 (the “Commencement Date”) and ending at midnight on September 30, 2010. Tenant agrees to pay to Landlord for use of the Premises, from and after the Commencement Date, in lawful money of the United States, a base rental (hereinafter “Base Rent”) as follows:
     a. For the period from the Commencement Date of the Lease Term to the end of the Twelfth (12th) full month of the Lease Term, the Base Rent shall be Fifty-Four Thousand Six Hundred Eighty Seven and 60/100 ($54,687.60) payable in equal monthly installments of Four Thousand Five Hundred Fifty-Seven and 30/100 Dollars ($4,557.30) ($3.50 per square foot).
     b. For the period from the start of the Thirteenth (13th) month of the Lease Term to the end of the Twenty-Fourth (24th) full month of the Lease Term, the Base Rent shall be Fifty-Six Thousand Two Hundred Fifty and 00/100 Dollars ($ 56,250.00) payable in equal monthly installments of Four Thousand Six Hundred Eighty-Seven and 50/100 Dollars ($4,687.50) ($3.60 per square foot).
     c. For the period from the start of the Twenty-Fifth (25th) month of the Lease Term to the end of the Thirty-Sixth (36th) full month of the Lease Term, the Base Rent shall be Fifty Seven Thousand Eight Hundred Twelve and 52/100 Dollars ($57,812.52) payable in equal monthly installments of Four Thousand Eight Hundred Seventeen and 71/100 Dollars ($4,817.71) ($3.70 per square foot).
     d. For the period from the start of the Thirty-Seventh (37th) month of the Lease Term to the end of the Forty-Eighth (48th) full month of the Lease Term, the Base Rent shall be Fifty Nine Thousand Three Hundred Seventy-Five and 04/100 Dollars ($59,375.04) payable in equal monthly installments of Four Thousand Nine Hundred Forty-Seven and 92/100 Dollars ($4,947.92) ($3.80 per square foot).
     e. For the period from the start of the Forty-Ninth (39th) month of the Lease Term to the end of the Sixtieth (60th) full month of the Lease Term, the Base Rent shall be

Sixty Thousand Nine Hundred Thirty-Seven and 56/100 Dollars ($60,937.56) payable in equal monthly installments of Five Thousand Seventy-Eight and 13/100 Dollars ($5,078.13) ($3.90 per square foot).
     Section 3. ADDITIONAL RENT. Tenant shall pay to Landlord as additional rent (the “Additional Rent”), as described and at the times hereinafter set forth, an amount equal to Tenant’s Share of Operating Expenses.
     On or after January 1 of each calendar year Landlord will notify Tenant of (i) Landlord’s estimate of the Operating Expenses payable by Tenant for the current calendar year and (ii) the amount of any Additional Rent due from Tenant on account of the difference, if any, between the Additional Rent paid by Tenant for the preceding calendar year and the actual Additional Rent for the preceding calendar year. Tenant shall, upon receipt of such notice, pay to Landlord (i) a sum equal to one-twelfth (1/12) of the amount of Tenant’s Share of such estimate of the Operating Expenses for such current calendar year for each full or partial month elapsed from January 1 of said current calendar year to the date of receipt by Tenant of such notice and (ii) the total balance of the Additional Rent, if any, due from Tenant for the preceding calendar year. Following receipt of such notice Tenant shall pay to Landlord, on the first day of each succeeding calendar month during said current calendar year, one-twelfth (1/12) of the amount of Tenant’s Share of such estimate of the Operating Expenses for said current calendar year.
     If Landlord’s estimate of Additional Rent is more that the actual Additional Rent for any calendar year the amount of the excess Additional Rent paid by Tenant shall be credited against the next installments of Additional Rent and rent as they become due.
     In the event the term of this Lease ends on a day other than the last day of a month, the amount of Additional Rent payable by Tenant for such partial month shall be prorated on the basis of a thirty day month. Notwithstanding that the Lease has terminated, the amount of any Additional Rent due hereunder shall be payable promptly upon receipt of a statement from Landlord, and conversely any credit due Tenant for any excess Additional Rent paid shall be promptly refunded after Landlord’s calculation thereof, subject to Landlord’s right to apply any credit due Tenant against any sums due Landlord hereunder.
     “Operating Expenses” shall be defined as the sum of any and all costs, expenses, and disbursements of every kind and character which Landlord shall incur, pay, or become obligated to pay in any calendar year in connection with the ownership, operation and maintenance of the Building and Premises and all related appurtenances thereto, which shall be limited to the following: real estate taxes and assessments; insurance premiums; utilities; management of the Building by Landlord or third parties; materials; security; maintenance and upkeep costs of all trees, sidewalks and common areas. Landlord, at its option, at any time from time to time, may perform any of the services and provide any of the supplies included within Operating Expenses at reasonable rates or charges, or contract for the same from third parties.
     Operating Expenses shall specifically not include any other expenses, including: the cost of capital improvements (except those made specifically to reduce operating costs); expenses for repairs, replacements, and general maintenance paid by proceeds from insurance or by Tenant or other third parties; alterations attributable solely to lessees of the Building other than Tenant; principal and interest payments made by Landlord on mortgages on the Building; depreciation; or leasing commissions.

     “Tenant’s Share” is 100% (15,625 square feet). If the rentable square feet in the Building increases by reason of addition of rentable space to the Building or by reason of replacement or amendment of existing leases for space in the Building, Tenant’s Share shall be decreased accordingly immediately upon occupancy of that space. If the rentable square feet in the Building decreases by reason of reduction of rentable space to the Building or by reason of replacement or amendment of existing leases for space in the Building, Tenant’s Share shall be increased accordingly immediately upon such changes.
     In the event of non-payment of Additional Rent, Landlord shall have all the rights and remedies as provided Landlord in the case of non-payment of Base Rent.
     Section 4. UTILITIES. Landlord shall provide and pay for water, electricity, gas, telephone service, cable, and other utilities. Tenant’s share of the utility charges shall be paid by Tenant as Additional Rent.
     Section 5. TIME OF PAYMENTS AND LATE CHARGES. Base Rent and Additional Rent shall be due and payable in advance beginning on the first day of each month during the entire term of this Lease to Landlord at W. Highway 60, P.O. Box 1756, Hereford, Texas, or to any other person or agent and at any other time or place that Landlord may designate. Tenant shall pay a late fee equal to five percent (5%) of the total rent then due if the Base Rent or Additional Rent is not received by Landlord on or before the tenth (10th) day of the month. When a late charge is incurred by the Tenant, it is then due and payable immediately. The assessing of a late charge shall not restrict Landlord from the use of any other remedy as herein provided. Not assessing the late charge at any time shall not constitute a waiver of Landlord’s right to do so in the future.
     Section 6. RENEWAL OPTION. Tenant shall have the option to renew the initial Term of this Lease for two (2) successive three (3) year terms. Under no circumstances will the Base Rent increase by more than $.10 per square foot during each three-year renewal term. In order to exercise its option to renew: (a) Tenant shall have notified Landlord, in writing, of its election to renew the term at least thirty days (30) prior to the commencement of such renewal term; and (2) Tenant shall not be then in default (after expiration of any applicable cure periods) under any of the terms, covenants or conditions of the Lease.
     Section 7. EXPANSION OF BUILDING AND PREMISES. Upon Tenant’s request, Landlord will increase the size of the Building and will lease the additional space in the Building to Tenant pursuant to a separate lease agreement. The cost of the construction of the addition to the Building will be borne solely by Landlord. If Landlord does not agree to increase the size of the Building within thirty (30) days of the request, Tenant may immediately terminate this Lease with no further liability hereunder.
     Section 8. CONDITION OF PREMISES. Landlord shall provide the Premises to Tenant in its “as is” condition. Tenant’s acceptance of possession of the Premises shall be conclusive evidence that Tenant is satisfied with the physical condition of the Premises.
     Section 9. REPAIRS: Landlord shall maintain the foundations, exterior walls (except store fronts, plate glass doors and other breakable materials used in structural portions) and provide for roof replacement, but not repairs, of the Building and, if necessary or required by the proper governmental authorities, make modifications or replacements thereof.
     Section 10. SIGNAGE. Tenant may install, at its expense, identification signs on the Premises providing the installation of such sign(s) has the prior written approval of Landlord. Upon expiration of the Lease, Tenant will repair any damage caused by the installation of the signage. All signage must adhere to all city/county ordinances and any historical landmark designations.
     Section 11. ASSIGNMENT AND SUBLETTING. Tenant will not without the prior written consent of Landlord, which consent will not be unreasonably withheld, sell, assign, mortgage, deed in trust or transfer this Lease, in whole or in part, or sublet all or part of the Premises. Any assignee, transferee or subtenant shall assume and be deemed to have assumed this Lease and shall be liable jointly and severally with Tenant for the payment of Base Rent and Additional Rent and for the total performance of all of the terms, covenants, conditions and agreements herein contained, on Tenant’s part to be performed, for the Term of this Lease.
     Section 12. ENTRY FOR INSPECTION, REPAIRS, AND ALTERATIONS. Upon 24 hours advance notice, Landlord shall have the right to enter the Premises in order to inspect the Premises, make necessary or agreed repairs, alterations or improvements, or to supply necessary or agreed services; provided, however, in the event of any emergency, Landlord may enter the Premises without notice.
     Section 13. COVENANT OF QUITE ENJOYMENT. Landlord hereby warrants that as long as Tenant shall pay the Base Rent and the Additional Rent as provided herein, and perform each and every of the covenants, undertakings and agreements of this Lease to be performed by Tenant, Tenant shall during the lease term have and enjoy the Premises without hindrance or disturbance of Landlord, or by any other person or persons acting on behalf of Landlord.
     Section 14. LICENSE AND LAWS. The Tenant shall, at its own cost and expense, obtain all necessary licenses and/or permits which may be required for the conduct of its business. Tenant and Landlord shall, at their own cost and expense, observe and comply with all present and future laws, ordinances, requirements, orders, directions, rules and regulations (referred to generally as “regulations”) of governmental authorities having or claiming jurisdiction over the Building, the Premises or the conduct of their businesses.
     Section 15. PERSONAL PROPERTY. Tenant agrees and acknowledges that any personal property (including vehicles) of Tenant or of any occupant of the Premises kept and/or maintained in or about the Premises, or the Building, including the parking area, by Tenant or such occupant shall be at the sole risk of Tenant or such occupant unless such loss or damage is intentionally caused by Landlord or caused by the negligence of Landlord.
     Section 16. DAMAGE BY FIRE OR OTHER CASUALTY. If, during the term of this Lease, the Premises shall be so damaged by fire or other casualty as to be rendered wholly or partially untenantable, rent shall abate while untenantable; provided that if the Premises are rendered only partially untenantable for Tenant’s purposes and proper conduct of its business as reasonably determined by Landlord, then the rent shall be abated proportionately according to the portion of the Premises thus rendered untenantable. In the event of such damage the Landlord shall, within thirty (30) days after such damage, elect whether to repair the Premises or to cancel the Lease, and shall notify the Tenant in writing of its election. In the event the Landlord elects to repair the Premises, the repair work shall begin promptly and shall be carried on without unnecessary delay. In the event Landlord elects not to repair the Premises, the Lease shall be deemed canceled as of the date of the damage. In the event that the Building is destroyed to the extent of not less than twenty-five percent (25%) of its replacement cost, Landlord may elect to terminate this Lease whether the Premises are damaged or not.
     Section 17. INSURANCE COVERAGE. During the term of this Lease, Tenant, at Tenant’s own cost and expense, shall provide and keep in force comprehensive general liability insurance against claims for personal injury, death or damage occurring on, in or about the Premises or areas appurtenant thereto in limits not less than $1,000,000.00 per occurrence for bodily injury and not less than $500,000.00 per occurrence for property damage, or in such other amounts as Landlord may from time to time reasonably request. The limits of said insurance shall not limit the liability of Tenant under this Lease. All insurance coverage shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld.
     Landlord shall keep in force property insurance and general liability insurance covering the Premises, and any common areas in the Building.
     Section 18. HOLD HARMLESS.
     a. Tenant shall indemnify and save Landlord harmless from and against all costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, claims and demands of every kind or nature, including reasonable attorneys’ fees, by or on behalf of any person, party or governmental authority whatsoever arising out of (i) any failure by Tenant to perform any of its obligations under this Lease or (ii) any accident, injury or damage which occurs in or about the Premises, however occurring, except those accidents, injuries or damages occurring as a result of the negligence or intentional acts of Landlord, its agents or employees.
     b. Landlord shall indemnify and save Tenant harmless from and against all costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, claims and demands of every kind or nature, including reasonable attorneys’ fees, by or on behalf of any person, party or governmental authority whatsoever arising out of (i) injuries occurring in the common areas or any other portion of the Building outside the Premises; (ii) any intentional act, or negligence of Landlord or Landlord’s agents, employees, or independent contractors; or (iii) any breach or default in the performance of any obligation on Landlord’s part to be performed under this Lease.
     Section 19. SURRENDER — HOLDING OVER: Tenant shall, upon termination of this Lease, whether by lapse of time or otherwise, peaceably and promptly surrender the Premises to Landlord. If Tenant remains in possession after the termination of this Lease, without a written lease duly executed by the parties, Tenant shall be deemed a trespasser. If Tenant pays, and Landlord accepts, rent for a period after termination of this Lease, Tenant shall be deemed to be occupying the Premises only as a tenant from month to month, subject to all the terms, conditions, and agreements of this Lease, except that the rent shall be one hundred fifty percent (150%) of the monthly rent specified in the lease immediately before termination.

     Section 20. EFFECT OF CONVEYANCE OR ASSIGNMENT BY LANDLORD. This lease shall be fully assignable by Landlord or its assigns. If Landlord, or any successor Landlord, shall convey, assign or transfer this Lease to any party, joint venture or entity whatsoever, and such party assumes the Landlord’s obligations under the Lease, Tenant shall look to the purchaser, assignee or transferee of Landlord’s or any successor Landlord’s interest in this Lease for the performance of Landlord’s obligations hereunder, and Landlord or any successor Landlord shall from and after such conveyance, assignment or transfer be relieved and discharged from any and all liabilities and obligations under this Lease. Tenant agrees to and does hereby attorn to any such purchaser, assignee or transferee and agrees to execute any written attornment agreement reasonably requested by such purchaser, assignee or transferee.
     Section 21. DEFAULT OR BREACH: Each of the following events shall constitute a default or a breach of this Lease by Tenant:
     a. If Tenant fails to pay Landlord any rent or other payments when due hereunder;
     b. If Tenant vacates or abandons the Premises;
     c. If Tenant files a petition in bankruptcy or insolvency or for reorganization under any bankruptcy act, or voluntarily takes advantage of any such act by answer or otherwise, or makes an assignment for the benefit of creditors;
     d. If involuntary proceedings under any bankruptcy or insolvency act shall be instituted against Tenant, or if a receiver or trustee shall be appointed of all or substantially all of the property of Tenant, and such proceedings shall not be dismissed or the receivership or trusteeship vacated within thirty (30) days after the institution or appointment; or
     e. If Tenant fails to perform or comply with any other term or condition of this Lease, or any of the rules and regulations established by Landlord, and if such nonperformance shall continue for a period of ten (10) days after notice thereof by Landlord to Tenant, time being of the essence.
     Section 22. EFFECT OF DEFAULT: In the event of any default or breach hereunder, in addition to any other right or remedy available to Landlord, either at law or in equity, Landlord may exert any one or more of the following rights:
     a. Landlord may re-enter the Premises immediately and remove the property and personnel of Tenant, and shall have the right, but not the obligation, to store such property in a public warehouse or at a place selected by Landlord, at the risk and expense of Tenant.
     b. Landlord may retake the Premises and may terminate this Lease by giving written notice of termination to Tenant. Without such notice, Landlord’s retaking will not terminate the Lease. On termination, Landlord may recover from Tenant all damages proximately resulting from the breach, including the cost of recovering the Premises and the difference between the rent due for the balance of the Lease term as though the Lease had not been terminated and the fair market rental value of the

Premises for the balance of the Lease term as though the Lease had not been terminated which sum shall be immediately due Landlord from Tenant.
     c. Landlord may re-let the Premises or any part thereof for any term without terminating this Lease, at such rent and on such terms as it may, choose. Landlord may make alterations and repairs to the Premises. In addition to Tenant’s liability to Landlord for breach of this Lease, Tenant shall be liable for all expenses of the re-letting, for any alterations and repairs made, and for the rent due for the balance of the Lease term, which sum shall be immediately due Landlord from Tenant. The amount due Landlord will be reduced by the net rent received by Landlord during the remaining term of this Lease from re-letting the Premises or any part thereof. If during the remaining term of this Lease Landlord receives more than the amount due Landlord under this sub-paragraph, the Landlord shall pay such excess to Tenant, but only to the extent Tenant has actually made payment pursuant to this sub-paragraph.
     Section 23. PROOF OF CLAIM. Nothing in this Agreement shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by any statute or rule of law governing such proceeding, whether or not such amount is greater, equal to or less than the amount of damages referred to in any of the preceding sections.
     Section 24. CONDEMNATION. If the whole or any part of the Premises shall be taken by public authority under the power of eminent domain, then the term of this Lease shall cease on that portion of the Premises so taken, from the date of possession, and the rent shall be paid to that date, with a proportionate refund by Landlord to Tenant of such rent as may have been paid by Tenant in advance. If the portion of the Premises taken is such that it prevents the practical use of the Premises for Tenant’s purposes, then Tenant shall have the right either (a) to terminate this Lease by giving written notice of such termination to Landlord not later than thirty (30) days after the taking, or (b) to continue in possession of the remainder of the Premises, except that the rent shall be reduced in proportion to the area of the Premises taken. In the event of any taking or condemnation of the Premises, in whole or in part, the entire resulting award of damages shall be the exclusive property of Landlord, including all damages awarded as compensation for diminution in value to the leasehold, without any deduction for the value of any unexpired term of this Lease, or for any other estate or interest in the Premises now or hereafter vested in Tenant.
     Section 25. SUBORDINATION AND ATTORNMENT: Landlord reserves the right to place liens and encumbrances on the Premises superior in lien and effect to this Lease. This Lease, and all rights of Tenant hereunder, shall, at the option of Landlord, be subject and subordinate to any liens and encumbrances now or hereafter imposed by Landlord upon the Premises or the Real Estate or any part thereof, and Tenant agrees to execute, acknowledge, and deliver to Landlord, upon request, any and all instruments that may be necessary or proper to subordinate this Lease and all rights herein to any such lien or encumbrance as may be required by Landlord.
     In the event any proceedings are brought for the foreclosure of any mortgage on the Premises, Tenant will attorn to the purchaser at the foreclosure sale and recognize such purchaser as the Landlord under this Lease. The purchaser, by virtue of such foreclosure, shall be deemed to have assumed, as substitute Landlord, the terms and conditions of this Lease until the resale or other disposition of its interest. Such assumption, however, shall not be deemed an acknowledgment by the purchaser of the validity of any then existing claims of Tenant against the prior Landlord.
Tenant agrees to execute and deliver such further assurances and other documents, including a new lease upon the same terms and conditions contained herein, confirming the foregoing, as such purchaser may reasonably request. Tenant waives any right of election to terminate this Lease because of any such foreclosure proceedings.
     Section 26. NOTICES. All bills, statements, notices, demands and requests (referred to in this Lease as “notices”) hereunder by either party to the other shall be in writing and shall be deemed given (if orderly delivery of the mail is not then disrupted or threatened) when deposited, registered or certified, postage prepaid, in the United States Mail or by Federal Express or similar nationwide air courier providing verification of delivery, addressed to the respective parties at its address set forth below, or at such different address as it shall have theretofore advised the other party in writing:

Landlord:	Steve Lewis and Mike Mimms
W Highway 60
P.O. Box 1756
Hereford, Texas 79045

Tenant:	Professional Veterinary Products, Ltd.
10077 S. 134th Street
Omaha, Nebraska 68138
     Tenant shall furnish a copy of all notices given to Landlord to the holder of any mortgage on the Land or Building or any interest therein, upon written request from such holder giving the address to which such copies are to be sent. Landlord and each such holder shall also each have the right to have an additional copy of notices sent to such persons and addresses as either such party may designate by written notice to Tenant.
     Section 27. ESTOPPEL CERTIFICATE. Landlord or Tenant shall, at any time and from time to time, upon not less than ten (10) days prior notice from the other party hereto, execute and deliver to such other party a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Base Rent and Additional Rent have been paid, and stating whether or not to the best knowledge of the signer of such certificate the other party is in default in the performance of any covenant, agreement, term, provision or condition contained in this Lease, and if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser or lessee of the Building, or any interest therein, Landlord’s or Tenant’s interest hereunder, or by any lender or prospective lender of either party. Tenant shall also execute and deliver from time to time such other similar certificates as may be reasonably required by an institutional lender having an interest in this Lease.
     Section 28. SUCCESSORS AND ASSIGNS. Each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and assigns, provided that this Lease shall not inure to the benefit of any assignee, heir, legal representative, transferee or successor of any Tenant except as provided in this Lease.
     Section 29. ENTIRE AGREEMENT; CAPTIONS; SEVERABILITY. This Lease shall be governed by the laws of the State of Nebraska. Any action arising out of this Lease Agreement or the tenancy contemplated by this Lease Agreement shall be filed and tried in a court of appropriate jurisdiction in the State of Nebraska. This Lease contains the entire agreement between the parties, and any executory agreement simultaneously or hereafter made shall be ineffective to amend, modify, or terminate it in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the amendment, modification, or termination is sought.
     The captions in this Lease are inserted only as a matter of convenience and for reference and no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.
     Each and every covenant of this Lease is distinct and severable and if any provision of this Lease is held invalid by a court of competent jurisdiction or other governmental authority the same shall be stricken herefrom without affecting the validity of this Lease.
     Section 30. MEMORANDUM FOR RECORDING. Tenant may, at Tenant’s cost, record a Notice of Lease in the public records without Landlord’s prior consent. Landlord agrees to execute the Notice of Lease upon Tenant’s request, so long as such Notice of Lease does not vary from the terms of this Lease.
     Section 31. HAZARDOUS WASTE. Landlord represents that to the best of Landlord’s knowledge and belief, the Building does not contain any Hazardous Materials. For purposes of this Lease, “Hazardous Materials” means asbestos or any waste, substance or material containing asbestos, and any hazardous, toxic or dangerous waste, substance or material containing asbestos, and any hazardous, toxic or dangerous waste, substance or material subject to regulation under the Comprehensive Environmental Response, Compensation, and Liability Act or any other Environmental Law.
     Section 32. DISCLAIMER OF WARRANTIES. Landlord expressly disclaims any warranties, either express of implied, and Tenant acknowledges that neither Landlord nor its agents have made any representations or promises with respect to the Premises except as expressly set forth in this Lease. No rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. The taking of possession of the Premises by Tenant shall be conclusive evidence that the Tenant has found the Premises to be in satisfactory condition.
     Section 33. ADDITIONAL INSTRUMENTS. Tenant agrees to execute and deliver any instruments in writing necessary to carry out any agreement, term, condition, or assurance in this Lease whenever occasion shall arise and reasonable request for such instrument(s) shall be made by Landlord.
     Section 34. WAIVER. A waiver by Landlord of a breach of any covenant or duty of Tenant under this Lease is not a waiver of a breach of any other covenant or duty of Tenant, or of any subsequent breach of the same covenant or duty.

     Section 35. MISCELLANEOUS. The submission of this Lease for examination by Tenant does not constitute a reservation of or option for the Premises, and this Lease shall become effective only upon execution and delivery thereof by Landlord and Tenant. All Exhibits referred to herein and attached hereto are hereby made a part hereof. All covenants and agreements of Tenant and Landlord hereunder shall be deemed to be covenant running with the land, and each such covenants and agreement shall be deemed to be and shall be construed as a separate and independent covenant of the party bound by or making the same and shall not be dependent on any other provision of this Lease except as specifically provided for herein.
     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date and year first above written.

Signed and Acknowledged in the presence of:	STEVE LEWIS AND MIKE MIMMS

/s/ [Signature Illegible]	By:	/s/ [Signature Illegible]

Witness		/s/ [Signature Illegible]

PROFESSIONAL VETERINARY PRODUCTS, LTD.

/s/ Neal B. Soderquist	By:	/s/ Dr. Lionel L. Reilly

Witness		Dr. Lionel Reilly, President